UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under § 240.14a-12

BENEFICIENT

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On February 13, 2025, Beneficient (the “Company” or “Ben”) held a conference call and audio webcast to provide stockholders with corporate updates and to discuss the Company’s financial results for the quarter ended December 31, 2024 (the “Earnings Call”). Excerpts from the transcript of the Earnings Call containing information relating to the Company’s proposed transactions to revise the liquidation priority of Beneficient Company Holdings, L.P., the Company’s subsidiary (“BCH” and such transactions, the “Transactions”), for which the Company will solicit stockholder approval, can be found below:

Brad K. Heppner, Beneficient, Chairman and Chief Executive Officer:

Also in late December, as part of a separate transaction, we entered into an agreement to revise the liquidation priority of Beneficient Company Holdings LP, that is a subsidiary of the company we refer to as BCH, in order to, among other things, enhance and further enhance our current and future shareholder value, especially for Ben’s public common stockholders and to drive long term growth. Pursuant to the agreement, the holders of the preferred equity of BCH agreed to amend the governing documents of BCH to allow the company’s public company common stockholders to share in, through the indirect ownership of the company and BCH, the liquidation priority previously reserved only for the preferred equity. We anticipate this transaction will result in creating tangible book value attributable to Ben’s common public company stockholders, which we believe will provide substantial value for our stockholders and enhance long term growth opportunities.

Additionally, we anticipate this transaction has the potential to be a catalyst for closing future liquidity transactions and demonstrates our commitment to delivering shareholder value…

Gregory W. Ezell, Beneficient, Chief Financial Officer:

…Thank you, Brad. Let’s now turn to our quarterly results and financial position as of December 31, 2024. First, I’ll start with a few highlights from the quarter…

●	Permanent equity improved from a deficit of $148.3 million as of June 30, 2024, to a positive $14.3 million as of December 31, 2024, through a combination of transactions redesignating approximately $160.5 million of temporary equity to permanent equity and additional capital from equity sales and liquidity transactions, offset by net loss allocable to permanent equity classified securities of $5.9 million during the applicable period.

●	Announced transaction on December 23, 2024 to revise the liquidation priority of BCH and provide tangible book value and other benefits to Ben’s public company shareholders, which on a proforma basis, amounts to $9.2 million of tangible book value to Ben’s public company stockholders using December 31, 2024 financial information…

Question and Answer

Conference Operator: Our first question today will come from the line of Michael Kim of Zacks. Your line is open.

Michael Kim, Research Analyst, Zacks: Hey, everyone. Good morning. First, I know you recently closed the primary capital commitment with ADAS Asset Management. But I would just be curious to get your perspectives on how important the recently announced public stockholder enhancement transactions will be in terms of facilitating reaccelerating exchange trust activity? And then just related to that, would you expect a more meaningful step up after the transactions have been approved and completed later this year? Thanks.

Brad K. Heppner, Beneficient, Chairman and Chief Executive Officer: Hi, Michael. It’s Brad Heppner. I’ll answer your question here. We have been, as you’re maybe aware, we have been out of market with the Exchange Trust product line for the better part of fifteen months, and so we introduced back into the market the Exchange Trust product line as far as closings go.

We have kept people informed about it during that period of time, but as far as closing that product line with potential parties, we reentered the market here just a few weeks ago and last month and or just prior to a year end rather. And as part of that, we wanted to be able to introduce the capital stack enhancements delivering additional tangible book value to our common shareholders for the purpose of being able to point to the parties, our counterparties in it that there is a meaningful tangible, current tangible book value and how that grows over time. We do believe, as you suggest, that it is going to be an attractive economic element for our counterparties in the transaction. And so we are pointing them to that transaction, to that announcement.

And I believe that once it is the formal completed process is done and that transaction is in place, it will lead to additional transactions being done and the ability to for us to accelerate closings in the near term. So I think it is a very positive development and is being very well received in the market and should help us accelerate closings once we have it fully completed…

Conference Operator: … Thank you. One moment for the next question. And the next question will come from the line of Aashi Shah of Sidoti. Please go ahead.

Aashi Shah, Research Analyst, Sidoti: Hi. I’m here for Brandon and thank you for taking my question. Can you tell me about your timeline around when the liquidity transactions could pick up and what factors may provide the upside or the downside to your expectations?

Brad K. Heppner, Beneficient, Chairman and Chief Executive Officer: Sure. The timeline that we expect here is the approval of the BCH transaction that I discussed in my remarks will be coming. And when that is done, we expect an uptick in the transactions that are being worked on right now with counterparties and also additional interested parties coming in. We, as I said, have just really reengaged with all the counterparties since completing the [signing of the] BCH transaction, so it’s really in the we need to go ahead and move forward with getting that transaction all completed.

That does require proxy votes and that’s all being worked on right now. And then we would expect to see an uptick in, as you put it, more frequent and the greater volume of transactions closing here in the near term.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this disclosure are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this disclosure include, without limitation, statements related to the Transactions, including receipt of required approvals and satisfaction of other customary closing conditions, the Company’s liquidity transactions, and expectations of future plans, strategies and benefits of the Transactions. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others: the ultimate outcome of the Transactions; the Company’s ability to consummate the Transactions; the ability of the Company to satisfy the closing conditions set forth in the master agreement executed in connection with the Transactions, including obtaining the requisite vote of securityholders; the Company’s ability to meet expectations regarding the timing and completion of the Transactions; and the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information and Where You Can Find It

Certain statements in this disclosure may be deemed to be solicitation material in respect of a vote of stockholders to approve an amendment to the Company’s articles of incorporation to increase the authorized shares of Class B Common Stock of Beneficient and the issuance of securities pursuant to the Transactions. In connection with the requisite stockholder approval, the Company will file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement, which will be sent to the stockholders of the Company, seeking such approvals related to the Transactions.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTIONS. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about the Company, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to Investor Relations, Beneficient at 325 North St. Paul Street, Suite 4850, Dallas, Texas 75201 or email investors@beneficient.com.

Participants in the Solicitation of Proxies in Connection with Transactions

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the requisite stockholder approvals under the rules of the SEC. Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K, which was filed with the SEC on July 9, 2024, and certain current reports on Form 8-K filed by the Company. Other information regarding the participants in the solicitation of proxies with respect to the transactions described herein and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Not an Offer of Securities

This disclosure is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. The securities that are the subject of the Transactions described herein have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.